Exhibit 99.1

For Immediate Release

Date: October 18, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Announces FDIC Approval of Acquisition of New York Branch Offices
PITTSFIELD, MASSACHUSETTS, (May 15, 2007) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today that it has received approval from the Federal Deposit Insurance Corporation for its acquisition of the five (5) branch offices of First Niagara Bank located in eastern New York. The acquisition is expected to close on December 7, 2007.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, commented, “We look forward to welcoming our new employees and customers and to bringing Legacy’s community-oriented brand of banking into New York.”
This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Legacy Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Legacy Bancorp’s operations.
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